  As filed with the Securities and Exchange Commission on March 22, 2000

                                                Registration No. 333-92323
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  ----------

                            Amendment No. 1 to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                  ----------

                       MICROCHIP TECHNOLOGY INCORPORATED
            (Exact name of Registrant as specified in its charter)

                                  ----------

               Delaware                              86-0629024
    (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)             Identification Number)
                            2355 W. Chandler Blvd.
                         Chandler, Arizona 85224-6199
                                (480) 786-7200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                  ----------

                                 STEVE SANGHI
                       Chairman of the Board, President
                          and Chief Executive Officer
                       Microchip Technology Incorporated
                            2355 W. Chandler Blvd.
                         Chandler, Arizona 85224-6199
                                (480) 786-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ----------

                                  Copies to:
            Barry E. Taylor                       Gregory M. Gallo
            Craig D. Norris                         David A. Hubb
           Charles J. Prober                      Nicole D. Alston
   Wilson Sonsini Goodrich & Rosati       Gray Cary Ware & Freidenrich LLP
       Professional Corporation                  400 Hamilton Avenue
          650 Page Mill Road                 Palo Alto, California 94301
      Palo Alto, California 94304                  (650) 833-2000
            (650) 493-9300

                                  ----------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                  ----------




   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. The prospectus is not an + +offer to sell these securities and it is not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION DATED MARCH 22, 2000

                             1,650,000 Shares


                                [MICROCHIP LOGO]

                                  Common Stock

                                   --------

  Our common stock is traded on The Nasdaq Stock Market's National Market under the symbol "MCHP." On March 21, 2000, the last reported sale price for our common stock on The Nasdaq National Market was $64.6875 per share.

  The underwriters have an option to purchase a maximum of 247,500 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 4.

                                                           Underwriting
                                               Price to    Discounts and  Proceeds to
                                                Public      Commissions    Microchip
                                             ------------- ------------- -------------
Per Share...................................     $           $             $
Total.......................................     $           $             $

  Delivery of the shares of common stock will be made on or about , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Credit Suisse First Boston

           Merrill Lynch & Co.

                      Prudential Volpe Technology

                            a unit of Prudential Securities

                                                             Robertson Stephens

             The date of this prospectus is           , 2000.

                                 ------------

                               TABLE OF CONTENTS

                                  Page
                                  ----
Prospectus Summary...............   1
Risk Factors.....................   4
Dividend Policy..................   8
Use of Proceeds..................   8
Capitalization...................   9
Selected Consolidated Financial
 Data............................  10

                                Page
                                ----
Underwriting..................   11
Notice to Canadian Residents..   13
Where You Can Find More
 Information..................   14
Legal Matters.................   15
Experts.......................   15

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as may, will, should, expect, plan, intend, forecast, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and situations that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and related notes appearing elsewhere in this prospectus or incorporated by reference into this prospectus. In this prospectus, "we," "us" and "our" each refers to Microchip Technology Incorporated and not to the underwriters.

                       Microchip Technology Incorporated

Overview of Our Business

 Our Products

   We develop and manufacture microcontrollers, application-specific standard products, referred to as ASSPs, and related memory products for high-volume embedded control applications. We market our products to the consumer, automotive, office automation, communications and industrial markets.

   We provide highly cost-effective embedded control products for a wide variety of applications and believe that our PIC(R) product family is a price/performance leader in the worldwide microcontroller market. Our embedded control products also offer the advantages of small size, low voltage operation and ease of development, enabling timely and cost-effective product integration by our customers.

   Our ASSP products include a variety of specialized integrated circuits, including our family of KEELOQ(R) security products for wireless communications.

   Our memory products are primarily comprised of serial electrically erasable programmable read-only memory, referred to as EEPROMs. Serial EEPROMs are used primarily to provide non-volatile memory storage in embedded control systems.

   Embedded control systems typically incorporate a microcontroller as the principal active, and sometimes sole, component. A microcontroller is a self-contained computer-on-a-chip consisting of a central processing unit, non-volatile program memory, random access memory for data storage and various input/output capabilities. In addition to the microcontroller, a complete embedded control system incorporates application-specific software and may include specialized peripheral device controllers and external non-volatile memory components, such as EEPROMs to store additional program software.

   Embedded control systems enable our customers to:

  . differentiate their products

  . replace less efficient electromechanical control devices

  . add product functionality, and

  . significantly reduce product cost.

   Embedded control solutions have been incorporated into thousands of products and subassemblies in a wide variety of markets worldwide, including:

  . automotive air bag systems

  . remote control devices

  . handheld tools

  . appliances

  . portable computers

  . cordless and cellular telephones

  . motor controls, and

  . security systems.

 Our Strategy

   Our strategy is to provide embedded control solutions that combine time-to-market advantages with high performance and increased functionality. With our field programmable microcontrollers and easy-to-use development systems, customers can typically design and produce new products or new product features in a few days. In addition, our reduced instruction set computing, referred to as RISC, architecture provides faster performance than competing microcontrollers. Using advanced design and manufacturing technology, we can provide products that have some of the smallest package sizes and that operate at voltage levels and power requirements that are among the lowest in the embedded control industry.

 Our Customers

   We sell our products to a geographically diverse base of customers across a broad and growing range of market applications, reducing our dependence on any single industry, market or customer. We sell to more than 600 original equipment manufacturer, referred to as OEM, customers directly. We also sell to more than 20,000 other customers worldwide through our distributors. To date, we have sold more than 160,000 application development systems, providing a broad foundation for future microcontroller sales.

 Our Manufacturing Capabilities

   We design and fabricate wafers at our facilities in Chandler and Tempe, Arizona. We continue to transition products to smaller geometries and to larger wafer sizes to reduce future manufacturing costs. Our current manufacturing geometries range from 0.7 to 1.2 microns, with all new products produced on the smallest 0.7 micron process. We currently produce our products on 6-inch and 8-inch wafers, with all incremental production on the larger 8-inch wafers.

   The ownership of our manufacturing resources is an important component of our business strategy, enabling us to maintain a high level of manufacturing control and to be one of the lowest cost producers in the embedded control industry. Direct control over wafer fabrication also enables us to shorten our design and production cycles. We perform product packaging and testing at our facilities located near Bangkok, Thailand. We also use third-party assembly and test contractors in several Asian countries.

   Our executive offices are located at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, and our telephone number is (480) 786-7200. Our web site address is www.microchip.com. Information contained on our web site should not be considered a part of this prospectus.

                                  The Offering

   The following information is based on the number of shares outstanding at December 31, 1999, excluding outstanding options to purchase 10,268,288 shares of common stock under our stock option plans and a warrant to purchase 450,000 shares of common stock.

Common stock offered.............. 1,650,000 shares

Common stock to be outstanding     78,169,871 shares
 after this offering..............

Use of proceeds................... We will use the proceeds from this offering to fund capital expansion activities.

Nasdaq National Market symbol..... MCHP

   Unless we indicate otherwise, the information in this prospectus assumes the underwriters will not exercise their over-allotment option and reflects a 3-for-2 split of our common stock effected on February 8, 2000.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   The information in the as adjusted column included below is calculated to reflect the issuance of 1,650,000 shares of common stock offered under this prospectus based on an assumed offering price of $64.6875 per share, after deducting the estimated underwriter discounts and commissions and estimated expenses payable by us in connection with the offering.

                                                              Nine Months Ended
                                      Year Ended March 31,      December 31,
                                   -------------------------- -----------------
                                     1997     1998     1999     1998     1999
                                   -------- -------- -------- -------- --------
                                                                 (unaudited)
Statement of Operations Data:
  Net sales....................... $334,252 $396,894 $406,460 $303,436 $354,918
  Operating income................   71,057   86,445   70,156   67,272   96,800
  Income before income taxes......   69,493   88,167   68,611   66,014   97,910
  Net income......................   51,132   64,368   50,088   48,191   71,476
  Basic net income per share...... $   0.66 $   0.80 $   0.65 $   0.62 $   0.94
  Diluted net income per share.... $   0.62 $   0.76 $   0.62 $   0.60 $   0.88
  Basic common shares
   outstanding....................   77,354   80,364   76,704   77,133   76,355
  Diluted common shares
   outstanding....................   82,025   84,470   80,292   80,729   81,074

                                                 Quarter Ended
                         -------------------------------------------------------------
                          June    Sept.                               Sept.
                           30,     30,    Dec. 31, Mar. 31, June 30,   30,    Dec. 31,
                          1998     1998     1998     1999     1999     1999     1999
                         ------- -------- -------- -------- -------- -------- --------
                                                  (unaudited)
  Net sales............. $99,489 $103,780 $100,167 $103,024 $107,710 $118,021 $129,187
  Operating income......  17,488   24,664   25,120    2,884   27,582   33,449   35,769
  Income before income
   taxes................  17,499   24,059   24,456    2,597   27,669   34,026   36,215
  Net income............  12,774   17,563   17,854    1,897   20,199   24,846   26,437
  Basic net income per
   share................ $  0.16 $   0.22 $   0.24 $   0.02 $   0.27 $   0.33 $   0.35
  Diluted net income per
   share................ $  0.16 $   0.22 $   0.23 $   0.02 $   0.26 $   0.31 $   0.32
  Basic common shares
   outstanding..........  78,227   76,445   75,971   76,382   76,071   76,181   76,425
  Diluted common shares
   outstanding..........  81,729   80,037   79,788   80,048   80,681   80,874   81,516

                                                               December 31, 1999
                                                               -----------------
                                                                           As
                                                                Actual  adjusted
                                                               -------- --------
                                                                  (unaudited)
Balance Sheet Data:
  Working capital............................................. $ 76,503 $177,501
  Total assets................................................  632,131  733,129
  Stockholders' equity........................................  458,147  559,145

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the following factors before deciding to purchase shares of our common stock. The trading price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information in this prospectus, including our financial statements and the related notes.

   This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

Our quarterly operating results may fluctuate due to factors that could reduce our net sales and profitability.

   Our quarterly operating results are affected by a wide variety of factors that could reduce our net sales and profitability, many of which are beyond our control. Some of the factors that may affect our operating results include:

  . the level of orders that are received and can be shipped in a quarter

  . market acceptance of both our products and our customers' products

  . customer order patterns and seasonality

  . availability of manufacturing capacity and fluctuations in manufacturing yield

  . the availability and cost of raw materials, equipment and other supplies, and

  . economic, political and other conditions in the worldwide markets served by us.

   We believe that period-to-period comparisons of our operating results are not necessarily meaningful and that you should not rely upon any comparisons as indications of future performance. In future periods our operating results may fall below the expectations of public market analysts and investors, which would likely have a negative effect on the price of our common stock.

If we fail to maintain manufacturing yields as we increase our capacity, we may not be able to produce sufficient quantities of integrated circuits to meet customer demand, which would harm our business.

   The manufacture and assembly of integrated circuits, particularly non-volatile, erasable memory and logic devices such as those that we produce, are complex processes. These processes are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of our fabrication personnel and equipment. As is typical in the semiconductor industry, we have from time to time experienced lower than anticipated manufacturing yields. Our operating results will suffer if we are unable to maintain yields at approximately current levels.

   We believe that expansion of our manufacturing capacity is important to enable us to respond to increased sales opportunities and maintain satisfactory delivery schedules. Our business could suffer if the expansion of manufacturing capacity is delayed or inefficiently implemented. Other companies in the industry have experienced difficulty in expanding manufacturing capacity, resulting in reduced yields or delays in product deliveries. We may experience manufacturing yield or delivery problems in the future, which could harm our operating results.

We depend on orders that are received and shipped in the same quarter and therefore have limited visibility of future product shipments.

   Our net sales in any given quarter depend upon a combination of orders received in that quarter for shipment in that quarter, which we refer to as turns orders, and shipments from backlog. If we do not achieve a sufficient level of turns orders in a particular quarter, our net sales and operating results will suffer. We have emphasized our ability to respond quickly to customer orders as part of our competitive strategy. From fiscal 1994 through fiscal 1999, this strategy resulted in customers placing orders with increasingly shorter delivery schedules. This had the effect of increasing turns orders as a portion of our business in any given quarter and reducing our visibility on future product shipments. The percentage of turns orders has decreased substantially for the first three quarters of fiscal 2000, but may return to higher levels in the future. Because turns orders are difficult to predict, increased levels of turns orders make our net sales more difficult to predict.

Intense competition in our markets may lead to reduced sales of our products and reduced market share.

   The semiconductor industry is intensely competitive and has been characterized by price erosion and rapid technological change. We compete with major domestic and international semiconductor companies, many of which have greater market recognition and substantially greater financial, technical, marketing, distribution and other resources than we with which to pursue engineering, manufacturing, marketing and distribution of their products. Emerging companies are also increasing their participation in the market for embedded control applications. In addition, our ability to compete successfully depends on a number of factors both within and outside our control, including:

  . the quality, performance, reliability, features, ease of use, pricing and diversity of our products

  . the quality of our customer services and our ability to address the needs of our customers

  . our success in designing and manufacturing new products including those implementing new technologies

  . efficiency of production

  . the rate at which customers incorporate our products into their own products

  . product introductions by our competitors, and

  . protection of our products and processes by effective utilization of intellectual property laws.

   Historically, average selling prices in the semiconductor industry decrease over the life of any particular product. The overall average selling prices of our microcontroller products have remained relatively constant, while average selling prices of our memory products have declined over time. We have experienced, and expect to continue to experience, pricing pressure in certain microcontroller product lines, due primarily to competitive conditions. We may be unable to maintain average selling prices for our microcontroller or other products as a result of increased pricing pressure in the future. An increase in pricing pressure could force us to reduce our average selling prices, which would reduce our operating results.

   We may be unable to compete successfully in the future, which could harm our business.

We may lose sales if our suppliers of raw materials and equipment fail to meet our needs.

   Our semiconductor manufacturing operations require raw materials and equipment that must meet exacting standards. We generally have more than one source for these supplies, but there are only a limited number of suppliers capable of delivering various raw materials and equipment that meet our standards. In addition, the raw materials and equipment necessary for our business could become more difficult to obtain as worldwide use of semiconductors increases. An interruption of any raw materials or equipment sources could harm our business. We have faced supply shortages from time to time in the past, and on occasion our suppliers have told us they need more time than expected to fill our orders.

Our business is highly dependent on selling through distributors.

   Distributors accounted for 63% of our net sales to customers for the nine months ended December 31, 1999. Our largest distributor accounted for 14% of our total net sales for the nine months ended December 31, 1999. Generally, we do not have long-term agreements with our distributors and our distributors may terminate their relationship with us with little or no advanced notice.

   The loss of, or a disruption in the operations of, one or more of our distributors could reduce our net sales in a given quarter and could result in an increase in inventory returns.

Our operating results may be impacted by the wide fluctuations of supply and demand in the semiconductor industry.

   The semiconductor industry has been characterized by wide fluctuations of supply and demand. The industry has experienced significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices and production over-capacity. We have sought to reduce our exposure to industry cyclicality by selling products to a geographically diverse base of customers across a broad range of market applications. However, we may experience substantial period-to-period fluctuations in future operating results due to general industry or economic conditions.

If we are unable to adequately protect or enforce our intellectual property rights, we could lose market share, incur costly litigation expenses or lose valuable assets.

   Our success depends in part on our ability to obtain patents, licenses and other intellectual property rights covering our products and manufacturing processes. To that end, we have acquired certain patents and patent licenses and intend to continue to seek patents on our inventions and manufacturing processes. The process of seeking patent protection can be long and expensive, and patents may not be issued from currently pending or future applications. In addition, our existing patents and any new patents that are issued may not be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. We may be subject to or may initiate interference proceedings in the U.S. Patent and Trademark Office, which can require significant financial and management resources. In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States.

   As is typical in the semiconductor industry, we have from time to time received, and may in the future receive, communications alleging possible infringement of patents or other intellectual property rights of others. We investigate all infringement notices and respond as we believe is appropriate. Based on industry practice, we believe that in most cases we can obtain any necessary licenses or other rights on commercially reasonable terms, but we cannot assure that licenses would be available on acceptable terms, that litigation would not ensue or that damages for any past infringement would not be assessed. Litigation, which could result in substantial cost to us and diversion of management effort, may be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. The failure to obtain necessary licenses or other rights or litigation arising out of infringement claims could harm our business.

We are highly dependent on foreign sales and operations, which exposes us to foreign political and economic risks.

   Sales to foreign customers account for a substantial portion of our net sales. During the nine months ended December 31, 1999, 68% of our net sales were made to foreign customers. We purchase a substantial portion of our raw materials and equipment from foreign suppliers. In addition, we own product packaging and testing facilities located near Bangkok, Thailand. We also use various third-party contractors located throughout Asia for a portion of our packaging and testing requirements.

   Our reliance on foreign sales and operations exposes us to foreign political and economic risks, including:

  . political, social and economic instability

  . trade restrictions and changes in tariffs

  . import and export license requirements and restrictions

  . difficulties in staffing and managing international operations

  . disruptions in international transport or delivery

  . fluctuations in currency exchange rates

  . difficulties in collecting receivables, and

  . potentially adverse tax consequences.

If any of these risks materialize, our foreign sales could decrease and our foreign operations could suffer.

   Various Asian countries recently experienced significant economic difficulties. These difficulties included business failures and a generally depressed business climate, particularly in the semiconductor industry. Because of our reliance on Asian facilities, any further economic crisis in Asia may harm our business.

We are subject to stringent environmental regulation, which may force us to incur significant expenses.

   We must comply with many different federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing process. Although we believe that our activities conform to presently applicable environmental regulations, our failure to comply with present or future regulations could result in the imposition of fines, suspension of production or a cessation of operation. Any regulation could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. Any failure by us to control the use of or adequately restrict the discharge of hazardous substances could subject us to future liabilities. Environmental problems may occur that could subject us to future costs or liabilities.

We must attract and retain qualified personnel to be successful, and competition for qualified personnel is intense in our market.

   Our success depends to a significant extent upon the efforts and abilities of our senior management, engineering and other personnel. The competition for qualified engineering and management personnel is intense. We may be unsuccessful in retaining our existing key personnel or in attracting and retaining additional key personnel that we require. The loss of the services of one or more of our key personnel or the inability to add key personnel could harm our business. We have no employment agreements with any member of our senior management team.

The year 2000 problem may adversely affect us by causing failures in our internal systems or in systems used by our suppliers, distributors or customers.

   The year 2000 problem is the potential for system and processing failure of date-related data as a result of computer-controlled systems that use two digits rather than four to define a year in the date field. Many computer hardware systems and software applications could fail or create erroneous results unless corrected so that they can correctly process data related to the year 2000 and beyond. Failures by our internal systems, or by systems used by our suppliers, distributors or customers, could seriously harm our business. In particular, the infrastructure of foreign countries where our products are manufactured or our customers are located may be subject to disruption or failure as a result of the year 2000 problem.

The future trading price of our common stock could be subject to wide fluctuations in response to a variety of factors.

   The market price of our common stock has fluctuated significantly in the past and is likely to fluctuate in the future. The future trading price of our common stock could be subject to wide fluctuations in response to a variety of factors, many of which are beyond our control, including:

  . quarterly variations in our operating results and the operating results of other semiconductor companies

  . actual or anticipated announcements of technical innovations or new products by us or our competitors

  . changes in analysts' estimates of our financial performance or buy/sell recommendations

  . general conditions in the semiconductor industry, and

  . worldwide economic and financial conditions.

   In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices for many high technology companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may harm the market price of our common stock.

Provisions in our charter may have anti-takeover effects.

   Provisions in our certificate of incorporation allow us to issue preferred stock with voting, liquidation and dividend rights senior to those of our common stock without the approval of our stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding stock. We have no present plans to issue shares of preferred stock.

                                DIVIDEND POLICY

   We have not paid any cash dividends since our inception. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business. Thus, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the 1,650,000 shares being offered under this prospectus are estimated to be approximately $100,998,000, or $116,207,000 if the underwriters' over-allotment option is exercised in full, based on an assumed offering price of $64.6875 per share and after deducting the estimated underwriter discounts and commissions and estimated expenses payable by us in connection with the offering. We intend to use the net proceeds to purchase additional wafer fabrication and final test equipment and to fund the construction of additional office building space. Pending these uses, we intend to invest the net proceeds in investment grade, interest bearing securities.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999 and is based on the number of shares outstanding at that date, excluding outstanding options to purchase 10,268,288 shares of common stock under our stock option plans and a warrant to purchase 450,000 shares of common stock. The information in the as adjusted column included below is calculated to reflect the issuance of 1,650,000 shares of common stock offered under this prospectus based on an assumed offering price of $64.6875 per share, after deducting the estimated underwriter discounts and commissions and estimated expenses payable by us in connection with this offering.

                                                           December 31, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands)
                                                              (unaudited)
Long-term obligations, less current portion.............. $    --    $    --
                                                          --------   --------
Stockholders' equity:
  Preferred Stock, $0.001 par value; 5,000,000 shares
   authorized, no shares issued and outstanding..........      --         --
  Common Stock, $0.001 par value, 100,000,000 shares
   authorized, 80,822,013 shares issued and 76,519,871
   shares outstanding; 80,822,013 shares issued and
   78,169,871 shares outstanding as adjusted.............       54         54
  Additional paid-in capital.............................  217,403    292,250
  Retained earnings......................................  335,757    335,757
  Less shares of common stock held in treasury...........  (95,067)   (68,916)
                                                          --------   --------
  Net stockholders' equity...............................  458,147    559,145
                                                          --------   --------
    Total capitalization................................. $458,147   $559,145
                                                          ========   ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the documents incorporated herein by reference. Our consolidated statement of operations data for each of the years in the five-year period ended March 31, 1999, and the balance sheet data as of March 31, 1999, 1998, 1997, 1996 and 1995 are derived from and are qualified by reference to our audited consolidated financial statements. The selected consolidated statement of operations data for the nine months ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1999 have been derived from unaudited consolidated financial statements which include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial data for such periods. The results of operations for the nine months ended December 31, 1999, are not necessarily indicative of the results to be expected for any future interim or annual period.

                                                                          Nine Months Ended
                                     Year Ended March 31,                   December 31,
                         -----------------------------------------------  ------------------
                           1995      1996      1997      1998     1999      1998      1999
                         --------  --------  --------  -------- --------  --------  --------
                            (in thousands, except per share data)            (unaudited)
Statement of Operations
 Data:
Net sales............... $207,961  $285,888  $334,252  $396,894 $406,460  $303,436  $354,918
Cost of sales...........  101,039   137,708   167,330   199,538  203,574   152,043   171,953
                         --------  --------  --------  -------- --------  --------  --------
Gross profit............  106,922   148,180   166,922   197,356  202,886   151,373   182,965
Research and
 development............   20,746    27,517    32,073    38,362   40,787    31,098    33,089
Selling, general and
 administrative.........   36,975    48,903    56,248    67,549   63,006    47,503    55,476
Special charges.........      --     11,448     7,544     5,000   28,937     5,500    (2,400)
                         --------  --------  --------  -------- --------  --------  --------
Operating income........   49,201    60,312    71,057    86,445   70,156    67,272    86,165
Interest income
 (expense), net.........     (881)     (947)   (1,852)    1,505   (2,210)   (1,844)      598
Other, net..............      808       569       288       217      665       586       512
                         --------  --------  --------  -------- --------  --------  --------
Income before income
 taxes..................   49,128    59,934    69,493    88,167   68,611    66,014    97,910
Provision for income
 taxes..................   12,829    16,182    18,361    23,799   18,523    17,823    26,434
                         --------  --------  --------  -------- --------  --------  --------
Net income..............   36,299    43,752    51,132    64,368   50,088    48,191    71,476
                         ========  ========  ========  ======== ========  ========  ========
Basic net income per
 share.................. $   0.51  $   0.57  $   0.66  $   0.80 $   0.65  $   0.62  $   0.94
                         ========  ========  ========  ======== ========  ========  ========
Diluted net income per
 share.................. $   0.47  $   0.53  $   0.62  $   0.76 $   0.62  $   0.60  $   0.88
                         ========  ========  ========  ======== ========  ========  ========
Basic common shares
 outstanding............   71,288    76,125    77,354    80,064   76,704    77,133    76,355
                         ========  ========  ========  ======== ========  ========  ========
Diluted common shares
 outstanding............   77,462    81,800    82,025    84,470   80,292    80,729    81,074
                         ========  ========  ========  ======== ========  ========  ========

                                        As of March 31,
                          -------------------------------------------- December 31,
                            1995     1996     1997     1998     1999       1999
                          -------- -------- -------- -------- -------- ------------
                                         (in thousands)                (unaudited)
Balance Sheet Data:
 Working capital........  $ 71,307 $ 55,855 $ 91,176 $ 55,171 $ 93,295   $ 76,503
 Total assets...........   249,480  358,187  428,092  524,743  505,230    632,131
 Long-term obligations,
  less current portion..    15,340   33,250    5,999    8,768   25,000        --
 Stockholders' equity...   161,825  219,632  316,584  367,308  358,797    458,147

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated        , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prudential Securities Incorporated and FleetBoston Robertson Stephens Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                     Number of
   Underwriters                                                        Shares
   ------------                                                      ----------
   Credit Suisse First Boston Corporation...........................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated............................................
   Prudential Securities Incorporated...............................
   FleetBoston Robertson Stephens Inc...............................
                                                                     ----------
       Total........................................................  1,650,000
                                                                     ==========

   The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro-rata basis up to 247,500 additional shares at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $ per share. The underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the public offering of the common stock, the public offering price and concession and discount to broker/dealers may be changed by the underwriters.

   The following table summarizes the compensation and estimated expenses we will pay:

                                        Per Share               Total
                                  --------------------- ---------------------
                                   Without               Without
                                    Over-    With Over-   Over-    With Over-
                                  allotment  allotment  allotment  allotment
                                  ---------- ---------- ---------- ----------
   Underwriting Discounts and
    Commissions paid by us.......
   Expenses payable by us........

   We and our directors and executive officers have agreed that we and they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into a transaction which would have the same effect or publicly disclose the intention to make any such offer, sale, pledge or disposal without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except that our executive officers and directors may collectively sell up to 375,000 shares of our common stock in the open market without regard to the restrictions described in this paragraph. In addition, the holder of a warrant to purchase 450,000 shares of our common stock has entered into a lock-up agreement for a period of 30 days after the date of this prospectus.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

   Our common stock is listed on The Nasdaq National Market under the symbol
MCHP.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by that syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

  . In "passive" market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to specific limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

   Other than the prospectus in electronic format, the information contained on any underwriter's website and any information contained on any other website maintained by an underwrite is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

                          NOTICE TO CANADIAN RESIDENTS

 Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

 Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

 Rights of Actions (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

 Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

 Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

 Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copy of these documents filed as an exhibit to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

   We are also subject to the informational requirements of the Securities Exchange Act of 1934. Under the Exchange Act, we file reports, proxy statements and other information with the SEC. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the following public reference facilities maintained by the SEC:

  450 Fifth Street, N.W.        7 World Trade Center      500 West Madison
  Room 1024, Judiciary Plaza    Suite 1300                Street
  Washington, D.C. 20549        New York, NY 10048        Suite 1400
                                                          Chicago, IL 60661-
                                                          2511

   Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC's Internet address at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" into the prospectus the information we have filed with them. The information incorporated by reference is an important part of this prospectus and the information that we file subsequently with the SEC will automatically update this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of this registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

   . our annual report on Form 10-K for the fiscal year ended March 31, 1999

   . our quarterly report on Form 10-Q for the quarter ended June 30, 1999

   . our quarterly report on Form 10-Q for the quarter ended September 30,
     1999

   . our quarterly report on Form 10-Q for the quarter ended December 31,
     1999

   . our current reports on Form 8-K dated October 11, 1999 and January 13,
     2000

   . the description of our common stock contained in our Registration
     Statement on Form 8-A filed on February 5, 1993 under Section 12 of the Exchange Act, including any amendment or report updating such description, and

   . the description of our preferred share purchase rights contained in our Registration Statement on Form 8-A filed on February 14, 1995 under
     Section 12 of the Exchange Act, including any amendment or report updating such description.

   You may request a copy of these documents, at no cost, by writing or telephoning us at the following address:

                       Microchip Technology Incorporated
                         Attention: Investor Relations
                             2355 W. Chandler Blvd.
                          Chandler, Arizona 85224-6199
                                 (480) 786-7200

                                 LEGAL MATTERS

   The validity of the shares of common stock offered under this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Various legal matters in connection with this offering will be passed upon for the underwriters by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.

                                    EXPERTS

   Our consolidated financial statements as of March 31, 1998 and 1999, and for each of the years in the three-year period ended March 31, 1999, have been incorporated herein by reference and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.

                                [MICROCHIP LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC Registration Fee and the NASD Filing Fee.

                                                                    Amount To Be
                                                                    Paid By the
                                                                      Company
                                                                    ------------
      SEC Registration Fee.........................................   $ 24,839
      NASD Filing Fee..............................................      9,909
      Printing.....................................................    100,000
      Legal Fees and Expenses......................................    150,000
      Accounting Fees and Expenses.................................     50,000
      Blue Sky Fees and Expenses...................................      3,500
      Transfer Agent and Registrar Fees............................      2,500
      Miscellaneous................................................     59,252
                                                                      --------
          Total....................................................   $400,000
                                                                      ========

Item 15. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law ("Delaware Law") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article VII of the Registrant's Bylaws provides for mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. The Registrant has entered into indemnification agreements with its directors and certain of its officers, a form of which was filed as Exhibit 10.1 to Registration Statement No. 33-57960. The indemnification agreements provide the Registrant's directors and selected officers with further indemnification to the maximum extent permitted by Delaware Law. Reference is also made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

   Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement for certain provisions regarding indemnification of officers and directors of the Company by the several Underwriters.

Item 16. Exhibits and Financial Statement Schedules

     Exhibit
     Number                                   Description
     -------                                  -----------
      1.1*     Form of Underwriting Agreement.

      5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

     23.1      Consent of KPMG LLP.

     23.2*     Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
               (Included in Exhibit 5.1).

     24.1*     Power of Attorney.

-----------------------

* Previously filed

   (b) Financial Statement Schedules

   None.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes that:

      (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed be part of this registration statement as of the time it was declared effective.

      (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona, on the 22nd day of March, 2000.

                                          Microchip Technology Incorporated

                                                   /s/ C. Philip Chapman
                                          By: _________________________________
                                                     C. Philip Chapman
                                              Vice President, Chief Financial
                                                   Officer and Secretary
                                                 (Principal Financial and
                                                    Accounting Officer)

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 22, 1999 in the capacities indicated.

             Signature                           Title
             ---------                           -----


                 *                   Chairman, President, Chief
____________________________________  Executive Officer
           (Steve Sanghi)             (Principal Executive
                                      Officer) and Director

       /s/ C. Philip Chapman         Vice President, Chief
____________________________________  Financial Officer and
        (C. Philip Chapman)           Secretary (Principal
                                      Financial and Accounting
                                      Officer)

                 *                   Director
____________________________________
        (Matthew W. Chapman)

                 *                   Director
____________________________________
     (Albert J. Hugo-Martinez)

                 *                   Director
____________________________________
             (L.B. Day)

                 *                   Director
____________________________________
        (Wade F. Meyercord)


               /s/ C. Philip Chapman
          *By: __________________________
                   Attorney-in-Fact

                                 EXHIBIT INDEX

  Exhibit
  Number                          Description
  -------                         -----------
  1.1*     Form of Underwriting Agreement.
  5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
 23.1      Consent of KPMG LLP.
 23.2*     Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (Included in Exhibit 5.1).
 24.1*     Power of Attorney (Included on Page II-3).

-----------------------

*  Previously Filed